Exhibit (a)(5)(O)

Rosemary M. Rivas (State Bar No. 209147)

Email: rrivas@zlk.com

LEVI & KORSINSKY, LLP

44 Montgomery Street, Suite 650

San Francisco, California 94104

Telephone: (415) 291-2420

Facsimile: (415) 484-1294

Counsel for Plaintiff ARNAB DEBNATH

UNITED STATES DISTRICT COURT

FOR THE NORTHERN DISTRICT OF CALIFORNIA

ARNAB DEBNATH, on behalf of himself and all	Case No. 3:17-cv-04615
others similarly situated,
CLASS ACTION
Plaintiff,
CLASS ACTION COMPLAINT FOR
vs.	VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934
ROCKET FUEL INC., E. RANDOLPH
WOOTTON III, MONTE ZWEBEN, RICHARD
A. FRANKEL, SUSAN L. BOSTROM, RONALD	JURY TRIAL DEMANDED
E. F. CODD, WILLIAM W. ERICSON, CLARK
M. KOKICH, and JOHN J. LEWIS,
Defendants.

Plaintiff, Arnab Debnath, by his undersigned attorneys, alleges upon information and belief, except for his own acts, which are alleged on knowledge, as follows:

NATURE OF THE ACTION

1. Plaintiff brings this action on behalf of himself and the public stockholders Rocket Fuel Inc. (“Rocket Fuel” or the “Company”) against the Company and Rocket Fuel’s Board of Directors (collectively, the “Board” or the “Individual Defendants,” as further defined below) for violations of Section 14(d)(4) of the Securities Exchange Act of 1934 (the “Exchange Act”) and Rule 14D-9 promulgated thereunder by the U.S. Securities and Exchange Commission (the “SEC”), and Sections 14(e) and 20(a). Specifically, Defendants solicit the tendering of stockholder shares in

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CLASS ACTION COMPLAINT FOR VIOLATION OF THE SECURITIES EXCHANGE ACT OF 1934

connection with the proposed acquisition of the Company by Sizmek Inc. (“Sizmek”), an affiliate of Vector Capital IV, L.P. and Vector Capital V, L.P., and Sizmek’s wholly owned subsidiary Fuel Acquisition Co. (“Purchaser”) (the “Proposed Transaction”), through a recommendation statement that omits material facts necessary to make the statements therein not false or misleading. Stockholders need this material information to decide whether to tender their shares or pursue their appraisal rights.

2. On July 16, 2017, the Company announced that it had entered into a definitive agreement (the “Merger Agreement”), by which Sizmek would commence a tender offer (the “Tender Offer”) to acquire all of the outstanding shares of Rocket Fuel common stock for $2.60 per share in cash (the “Merger Consideration”) in a transaction valued at approximately $145 million (the “Proposed Transaction”). The Tender Offer, commenced on August 2, 2017, and is set to expire at midnight New York City Time on August 29, 2017.

3. In connection with the commencement of the Tender Offer, on August 2, 2017, the Company filed a Recommendation Statement on Schedule 14D-9 (the “Recommendation Statement”) with the SEC. The Recommendation Statement is materially deficient and misleading because, inter alia, it fails to disclose material information concerning the data and inputs underlying the financial valuation analyses that support the fairness opinion provided by the Company’s financial advisor, Needham & Company, LLC (“Needham”). Without this material information, Rocket Fuel stockholders will be forced to decide whether or not to tender their shares based upon materially incomplete and misleading information. The failure to adequately disclose such material information constitutes a violation of Sections 14(d)(4), 14(e), and 20(a) of the Exchange Act.

4. For these reasons and as set forth in detail herein, the Individual Defendants have violated federal securities laws. Accordingly, Plaintiff seeks to enjoin the Proposed Transaction or, in the event the Proposed Transaction is consummated, recover damages resulting from the Individual Defendants’ violations of these laws. Judicial intervention is warranted here to rectify existing and future irreparable harm to the Company’s stockholders.

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JURISDICTION AND VENUE

5. The claims asserted herein arise under Sections 14(d), 14(e), and 20(a) of the Exchange Act, 15 U.S.C. § 78aa. The Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act, 15 U.S.C. § 78aa, and 28 U.S.C. § 1331 (federal question jurisdiction).

6. The Court has personal jurisdiction over each of the Defendants because each conducts business in and maintains operations in this District or is an individual who either is present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

7. Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as pursuant to 28 U.S.C. § 1391, because: (i) the conduct at issue took place and had an effect in this District; (ii) Rocket Fuel maintains its principal place of business in this District and each of the Individual Defendants, and Company officers or directors, either resides in this District or has extensive contacts within this District; (iii) a substantial portion of the transactions and wrongs complained of herein, occurred in this District; (iv) most of the relevant documents pertaining to Plaintiff’s claims are stored (electronically and otherwise), and evidence exists, in this District; and (v) Defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.

PARTIES

8. Plaintiff is, and has been at all relevant times, the owner of shares of Rocket Fuel common stock.

9. Defendant Rocket Fuel is a corporation organized and existing under the laws of the State of Delaware. The Company maintains its principal executive offices at 2000 Seaport Boulevard, Suite 400, Pacific Shores Center, Redwood City, California 94063. Rocket Fuel common stock is traded on the NASDAQ under the ticker symbol “FUEL.”

10. Defendant Monte Zweben (“Zweben”) has served as Chairman of the Board of Rocket Fuel since March 2016, after previously serving as Executive Chairman of the Board from November 2015 to March 2016 and as interim Chief Executive Officer (“CEO”) of the Company from March 2015 to November 2015. Zweben has served as a director of the Company since March 2010.

11. E. Randolph Wootton III (“Wootton”) has been the CEO and a director of the Company since November 2015.

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12. Defendant Richard A. Frankel (“Frankel”) has served as a director of the Company since March 2008.

13. Defendant Susan L. Bostrom (“Bostrom”) has served as a director of the Company since February 2013.

14. Defendant Ronald E. F. Codd (“Codd”) has served as a director of the Company since February 2012.

15. Defendant William W. Ericson (“Ericson”) has served as a director of the Company since May 2008.

16. Kimberly D.C. Trapp (“Trapp”) has served as a director of the Company since December 2008.

17. Defendant Clark M. Kokich (“Kokich”) has served as a director of the Company since April 2011.

18. Defendant John J. Lewis (“Lewis”) has been a director of the Company since January 2016.

19. Defendants Zweben, Wootton, Frankel, Bostrom, Codd, Ericson, Kokich, and Lewis are collectively referred to herein as the “Board” or the “Individual Defendants.”

CLASS ACTION ALLEGATIONS

20. Plaintiff brings this action individually and as a class action on behalf of all holders of Rocket Fuel stock who are being, and will be, harmed by Defendants’ actions described herein (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to, controlled by, or affiliated with, any Defendant, including the immediate family members of the Individual Defendants.

21. This action is properly maintainable as a class action under Federal Rule of Civil Procedure 23.

22. The Class is so numerous that joinder of all members is impracticable. As of July 31, 2017, there were 46,993,632 shares of Rocket Fuel common stock outstanding. These shares are held by thousands of beneficial holders who are geographically dispersed across the country.

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23. There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:

a.	whether Defendants have violated Sections 14 and 20 of the Exchange Act in connection with the Proposed Transaction; and

b.	whether Plaintiff and the other members of the Class would be irreparably harmed were the transaction complained of herein consummated.

24. Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class.

25. Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class.

26. The prosecution of separate actions by individual members of the Class creates a risk of inconsistent or varying adjudications with respect to individual members of the Class, which could establish incompatible standards of conduct for Defendants.

27. Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

28. Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class a whole.

29. Accordingly, Plaintiff seeks injunctive and other equitable relief on behalf of himself and the Class to prevent the irreparable injury that the Company’s stockholders will continue to suffer absent judicial intervention.

FURTHER SUBSTANTIVE ALLEGATIONS

COMPANY BACKGROUND

30. Founded in March 2008, Rocket Fuel is a predictive marketing software company that uses artificial intelligence to empower agencies and marketers to anticipate people’s need for products and services.

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THE PROPOSED TRANSACTION

31. In a press release dated July 18, 2017, Rocket Fuel announced that it had entered into a Merger Agreement with Sizmek pursuant to which Sizmek will commence a Tender Offer to acquire all of the outstanding shares of Rocket Fuel for $2.60 per share.

32. The press release states in pertinent part:

REDWOOD CITY, Calif.–(BUSINESS WIRE) – Rocket Fuel (NASDAQ:FUEL), a predictive marketing platform, today announced that it has entered into a definitive agreement to be acquired by Sizmek Inc., the largest people-based creative optimization and data activation platform delivering impressions that inspire. Sizmek is an affiliate of Vector Capital.

Under the terms of the merger agreement with Sizmek, which has been unanimously approved by Rocket Fuel’s board of directors, an affiliate of Sizmek will commence a tender offer for all of the outstanding shares of Rocket Fuel’s common stock for $2.60 per share in cash. This represents an enterprise value for Rocket Fuel of approximately $145 million.

The proposed combination with Sizmek brings Rocket Fuel’s media optimization and industry leading AI-enabled decisioning to Sizmek’s omni-channel creative optimization and data activation platform, marking the next logical step in marketing automation. Combined, the two companies connect more than 20,000 advertisers and 3,600 agencies to audiences in over 70 countries around the globe, and service a client base comprised of an overwhelming majority of the world’s most recognized brands and agencies.

Under the terms of the merger agreement, Rocket Fuel has a go-shop right to solicit third party alternative acquisition proposals for the next 30 days.

Completion of the acquisition is subject to customary closing conditions, including a majority of the outstanding shares of Rocket Fuel’s common stock having been tendered in the tender offer and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The parties expect the transaction to be completed in third quarter of 2017.

Needham & Company, LLC is serving as financial advisor to Rocket Fuel. Wilson Sonsini Goodrich & Rosati, Professional Corporation is acting as Rocket Fuel’s legal advisor. Kirkland & Ellis LLP is acting as Sizmek’s legal advisor.

In addition to the acquisition by Sizmek, Rocket Fuel today announced selected preliminary, unaudited financial results for the three months ended June 30, 2017. Rocket Fuel expects second quarter 2017 Spend to decline approximately 20% year over year to $95 million to $96 million. Net Revenue for the second quarter of 2017 is expected to decline approximately 36% year over year to $42 million to $43 million. Rocket Fuel’s Platform Solutions business grew approximately 77% compared to the prior year quarter, and the Media Services business declined approximately 41% compared with the prior year quarter. Company Media Margin declined approximately 11% from the prior year quarter. These factors contributed to an estimated Adjusted EBITDA loss of approximately $3 million to $4 million for the second quarter of 2017, compared with a $4.2 million Adjusted EBITDA profit in the second quarter of 2016. Rocket Fuel expects its ending second quarter cash position will be roughly flat with the first quarter of 2017 at $62 million to $63 million, and total debt and capital lease obligations will be approximately $83 million to $84 million.

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Rocket Fuel expects the Spend, Net Revenue and Adjusted EBITDA trajectory noted above to continue during the second half of 2017 and, as a result, it expects its second half 2017 financial results will be materially below current analysts’ expectations and last year’s performance.

THE RECOMMENDATION STATEMENT MISLEADS ROCKET FUEL STOCKHOLDERS BY OMITTING MATERIAL INFORMATION

33. As noted previously, on August 2, 2017, the Company filed the Recommendation Statement with the SEC in support of the Tender Offer commenced by Sizmek. As alleged below and elsewhere herein, the Recommendation Statement contains material misrepresentations and omissions of fact that must be cured to allow Rocket Fuel’s stockholders to make an informed decision regarding tendering their shares. Designed to convince stockholders to tender their shares, the Recommendation Statement is rendered misleading by the omission of critical information concerning the analyses performed by the Company’s financial advisor, Needham. This material information directly impacts the Company’s expected future value as a standalone entity, and its omission renders the statements made materially misleading and, if disclosed, would significantly alter the total mix of information available to Rocket Fuel’s stockholders.

MATERIAL OMISSIONS CONCERNING NEEDHAM’S FINANCIAL ANALYSES

34. Specifically, the Recommendation Statement omits material information with respect to the opinions and analyses of Rocket Fuel’s financial advisor and critical information concerning the Company’s expected future value as a standalone entity as reflected in the Company’s financial projections. This omitted information renders the statements made materially misleading and, if disclosed, would significantly alter the total mix of information available to Rocket Fuel’s stockholders.

35. Specifically, the Recommendation Statement fails to disclose material information regarding the financial analyses performed by the Company’s financial advisor, Needham, in support of its so-called fairness opinions.

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36. With respect to Needham’s Discounted Cash Flow Analysis, the Recommendation Statement fails to disclose: (i) the inputs and assumptions underlying the discount rate range of 17.0% to 27.0%; (ii) the inputs and assumption underlying the selection of the illustrative multiples for the revenue multiple calculation and the EBITDA multiple calculation; (iii) the calculated terminal values used for the revenue multiple calculation; (iv) the calculated terminal values used for the EBITDA multiple calculation; and (v) the cash and debt figures used to arrive at the ranges of illustrative implied present equity values.

37. With respect to Needham’s Selected Companies Analysis, the Recommendation Statement fails to disclose the individual multiples and financial metrics for the companies observed by Needham in its analysis.

38. With respect to Needham’s Selected Transactions Analysis, the Recommendation Statement fails to disclose the individual multiples and financial metrics for the transactions observed by Needham in its analysis.

39. With respect to Needham’s Premiums Paid Analysis, the Recommendation Statement fails to disclose the merger and acquisition transactions observed by Needham in its analysis.

40. The omission of this information renders the statements in the “Opinion of Needham & Company, LLC” section of the Recommendation Statement false and/or materially misleading in contravention of the Exchange Act.

MATERIAL OMISSIONS CONCERNING POTENTIAL CONFLICTS OF INTEREST

41. Furthermore, the Recommendation Statement omits material information regarding potential conflicts of interest of the Company’s officers and directors.

42. Specifically, the Recommendation Statement fails to disclose the timing and nature of all communications regarding future employment and/or directorship of Rocket Fuel’s officers and directors, including who participated in all such communications. Although the Recommendation Statement notes that none of Rocket Fuel’s executive officers has (1) reached an understanding on potential employment or other retention terms with the surviving corporation or Sizmek or (2) entered into any definitive agreements or arrangements regarding employment or other retention with the surviving corporation or with Sizmek following the consummation of the Merger, the Recommendation Statement fails to disclose whether any of Sizmek’s prior proposals or indications of interest mentioned management retention.

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43. Communications regarding post-transaction employment during the negotiation of the underlying transaction must be disclosed to stockholders. This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders.

44. Without disclosure of these issues, the Recommendation Statement violates SEC regulations and materially misleads Rocket Fuel stockholders.

45. Accordingly, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company stockholders will continue to suffer absent judicial intervention.

CLAIMS FOR RELIEF

COUNT I

Claims Against All Defendants for Violations of Section 14(e) of the

Securities Exchange Act of 1934

46. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

47. Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . .”

48. As discussed above, Rocket Fuel filed and delivered the Recommendation Statement to its stockholders, which Defendants knew or recklessly disregarded contained material omissions and misstatements as set forth above.

49. Defendants violated Section 14(e) of the Exchange Act by issuing the Recommendation Statement in which they made untrue statements of material facts or failed to state all material facts necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, in connection with the Tender Offer commenced in conjunction with the Proposed Transaction. Defendants knew or recklessly disregarded that the Recommendation Statement failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

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50. The Recommendation Statement was prepared, reviewed, and/or disseminated by Defendants. It misrepresented and/or omitted material facts, in connection with the Merger as set forth above.

51. In so doing, Defendants made untrue statements of material facts and omitted material facts necessary to make the statements that were made not misleading in violation of Section 14(e) of the Exchange Act. By virtue of their positions within the Company and/or roles in the process and in the preparation of the Recommendation Statement, Defendants were aware of this information and their obligation to disclose this information in the Recommendation Statement.

52. The omissions and incomplete and misleading statements in the Recommendation Statement are material in that a reasonable stockholder would consider them important in deciding whether to tender their shares or seek appraisal. In addition, a reasonable investor would view the information identified above which has been omitted from the Recommendation Statement as altering the “total mix” of information made available to stockholders.

53. Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

54. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of his entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

COUNT II

Claims Against All Defendants for Violations of Section 14(d)(4) of the

Securities Exchange Act of 1934 and SEC Rule 14d-9 (17 C.F.R. § 240.14d-9)

55. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

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56. Defendants have caused the Recommendation Statement to be issued with the intention of soliciting stockholder support of the Proposed Transaction.

57. Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers.

58. The Recommendation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above, which render the Recommendation Statement false and/or misleading.

59. Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

60. The misrepresentations and omissions in the Recommendation Statement are material to Plaintiff, and Plaintiff will be deprived of his entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the tender offer.

COUNT III

Against the Individual Defendants for

Violations of Section 20(a) of the 1934 Act

61. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

62. The Individual Defendants acted as controlling persons of Rocket Fuel within the meaning of Section 20(a) of the 1934 Act as alleged herein. By virtue of their positions as officers and/or directors of Rocket Fuel and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Recommendation Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that plaintiff contends are false and misleading.

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63. Each of the Individual Defendants was provided with or had unlimited access to copies of the Recommendation Statement alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

64. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Recommendation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Transaction. They were thus directly involved in the making of the Recommendation Statement.

65. By virtue of the foregoing, the Individual Defendants violated Section 20(a) of the 1934 Act.

66. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(d) of the 1934 Act and Rule 14d-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the 1934 Act. As a direct and proximate result of defendants’ conduct, Plaintiff is threatened with irreparable harm.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands judgment against Defendants jointly and severally, as follows:

(A) declaring this action to be a class action and certifying Plaintiff as the Class representative and his counsel as Class counsel;

(B) declaring that the Recommendation Statement is materially false or misleading;

(C) enjoining, preliminarily and permanently, the Proposed Transaction;

(D) in the event that the transaction is consummated before the entry of this Court’s final judgment, rescinding it or awarding Plaintiff and the Class rescissory damages;

(E) directing that Defendants account to Plaintiff and the other members of the Class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties.

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(F) awarding Plaintiff the costs of this action, including a reasonable allowance for the fees and expenses of Plaintiff’s attorneys and experts; and

(G) granting Plaintiff and the other members of the Class such further relief as the Court deems just and proper.

JURY DEMAND

Plaintiff demands a trial by jury.

Dated: August 10, 2017		LEVI & KORSINSKY, LLP

	By:	/s/ Rosemary M. Rivas
Rosemary M. Rivas
44 Montgomery Street, Suite 650
San Francisco, CA 94104
Telephone: (415) 291-2420
Facsimile: (415) 484-1294

Donald J. Enright (to be admitted pro hac vice)
Elizabeth K. Tripodi (to be admitted pro hac vice)
LEVI & KORSINSKY, LLP
1101 30th Street NW, Suite 115
Washington, DC 20007
Tel: (202) 524-4290
Fax: (202) 337-1567
Email: denright@zlk.com

Counsel for Plaintiff ARNAB DEBNATH

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CERTIFICATION OF PLAINTIFF PURSUANT TO FEDERAL SECURITIES LAWS

I, Arnab Debnath, declare as to the claims asserted under the federal securities laws, as follows:

1. I have reviewed the Complaint and authorized its filing.

2. I did not purchase the securities that are the subject of this Complaint at the direction of Plaintiffs’ counsel or in order to participate in this litigation.

3. I am willing to serve as a representative party on behalf of the Class, including providing testimony at deposition and trial, if necessary.

4. I currently hold shares of Rocket Fuel Inc. My purchase history is as follows:

Purchase Date	Stock Symbol	Shares Transacted	Price Per Share
July 13, 2016	FUEL	14,500	$3.00
July 15, 2016	FUEL	500	$3.00
Oct 14, 2016	FUEL	4800	$3.00
Oct 29, 2016	FUEL	5000	$3.00
Nov 09, 2016	FUEL	44800	$3.00
Jan 20, 2017	FUEL	400	$3.00
Jun 12, 2017	FUEL	500	$3.91
July 18, 2017	FUEL	400	$3.97
July 21, 2017	FUEL	1500	$3.90

5. During the three years prior to the date of this Certification, I have not participated nor have I sought to participate, as a representative in any class action suit in the United States District Courts under the federal securities laws.

6. I have not received, been promised or offered, and will not accept, any form of compensation, directly or indirectly, for prosecuting or serving as a representative party in this class action, except for: (i) such damages or other relief as the Court may award to me as my pro rata share of any recovery or judgment; (ii) such reasonable fees, costs or other payments as the Court expressly approves to be paid to or on behalf of me; or (iii) reimbursement, paid by my attorneys, of actual or reasonable out-of-pocket expenditures incurred directly in connection with the prosecution of this action.

I declare, under penalty of perjury, that the foregoing is true and correct. Executed this August 8, 2017, at Los Altos, California.

Name:	Arnab Debnath
Signed:	/s/ Arnab Debnath